EXHIBIT 23

INDEPENDENT  AUDITORS'  CONSENT

We have issued our report dated February 27, 1998, accompanying the consolidated financial statements of Track Data Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and our report dated March 4, 1998 as to the consolidated financial statements of Innodata Corporation as of December 31, 1997 and for the year then ended included in the Annual Report of Track Data Corporation and Subsidiaries on Form 10-K for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Track Data Corporation on Form S-3 (File No. 333-4780, effective July 11, 1996) and on Form S-8 (File No. 333-4532, effective May 2, 1996).



GRANT  THORNTON  LLP
Melville,  New  York
March  23,  1998